Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Recognized as a Top Performing Community Bank by

American Banker and S&P Global Market Intelligence

6th Consecutive Year on American Banker’s List of the Top 200 Publicly Traded Community Banks

Only Ohio Bank to Make S&P Global Market Intelligence Top Performing Community Bank List

MIDDLEFIELD, OHIO, May 14, 2018 ◆◆◆◆ Middlefield Banc Corp. (Nasdaq: MBCN) today announced two independent analysis rankings of Middlefield Banc Corp. as a top performing community bank. For the sixth consecutive year, Middlefield made the American Banker Annual List of the Top 200 Publicly Traded Community Banks. In addition, the Bank was the only Ohio bank to make S&P Global Market Intelligence’s 2017 ranking of the top-performing community banks between $1 billion and $10 billion in assets.

American Banker’s Annual List of the Top 200 Publicly Traded Community Banks examined 663 publicly traded banks and thrifts with assets under $2 billion and selected the top 200 based on their three-year return on average equity (ROAE). Middlefield Banc Corp., with an average ROAE from 2015-2017 of 9.49% ranked 125th on this year’s list. Of the 17 institutions in the state of Ohio that made this year’s list, Middlefield Banc Corp. had the 11th highest three-year average ROAE.

S&P Global Market Intelligence’s annual list ranks community banks with assets between $1 billion and $10 billion on several key financial characteristics including before tax ROATCE, NCOs/average loans, efficiency ratio, adjusted Texas ratio, net interest margin, and loan growth. Based on this criteria, Middlefield ranked 76th and was the only Ohio institution to make the list.

“We are proud to be included in these two national rankings. This is the sixth consecutive year we have made the American Banker’s list of the Top 200 public community banks,” stated Thomas G. Caldwell, Middlefield Banc Corp.’s President and Chief Executive Officer. “Our strong financial results continue to reflect the successful execution of our growth-oriented business model. We are grateful for the dedication of all of our stakeholders and are honored to have two firms recognize Middlefield as a top community bank.”

About Middlefield

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company with total assets of $1.1 million at March 31, 2018. The bank operates 14 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.